Exhibit 99.1


For more information contact:
Doug Kline (619) 696-4292
After-hours pager (619) 526-9555
Web Site: http://www.enova.com


STEPHEN L. BAUM NAMED CHAIRMAN
OF ENOVA CORPORATION

	SAN DIEGO, Dec. 22, 1997 -- Stephen L. Baum has been named chairman of Enova Corporation, effective Jan. 1, 1998, succeeding Thomas A. Page, who retires from the post at the end of the year. Baum currently is president and chief executive officer of Enova and serves on both the Enova and SDG&E boards of directors.
	Baum, 56, joined SDG&E in 1985, and, since that time, has held officer positions with responsibility for all aspects of the utility business, including overseeing the company's marketing and customer service operations; government and regulatory services; strategic planning; and corporate services, including legal, human resources, corporate communications, real estate operations, safety and environmental services. He has served as president and CEO of Enova since January 1996.
	Donald E. Felsinger, president and CEO of SDG&E and executive vice president of Enova, has been promoted to president and chief operating officer of Enova, effective Jan. 1, 1998. Felsinger has been SDG&E's president and CEO and executive vice president of Enova since January 1996.
	Effective today, Edwin A. Guiles, senior vice president of Enova, is promoted to president of SDG&E and joins SDG&E's board of directors. Guiles also will be promoted to executive vice president of Enova as of Jan. 1, 1998.

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	Due to new affiliate-transaction rules instituted by the
California Public Utilities Commission (CPUC), several other executive management and board changes were announced today by the company. The CPUC rules, issued Dec. 16, 1997, state that a board member or corporate officer of a holding company may also serve with either a utility or its affiliate, but not both.
	As a result, Baum maintains his seat on the Enova and affiliate boards of directors, but immediately resigns his seat on the SDG&E board of directors and his position as chairman-elect and vice chairman of SDG&E. Felsinger also immediately resigns his positions with SDG&E and its board. Daniel W. Derbes, a member of both the Enova and SDG&E boards, becomes non-executive chairman of SDG&E, effective today.
	David R. Kuzma, senior vice president, chief financial officer and treasurer of both Enova and SDG&E, resigns from SDG&E but remains with Enova and other affiliates in the same capacity. Frank H. Ault, assumes the position of chief financial officer and treasurer of SDG&E in addition to his current post as vice president and controller of SDG&E.
	Page will continue on the Enova and SDG&E boards of directors until April 28, 1998, when he will retire from both boards.
	Last October, Enova Corporation and Pacific Enterprises jointly announced an agreement to combine their companies. Pacific Enterprises is the parent company of Southern California Gas Company, the largest natural gas distribution company in the United States. It is expected that all regulatory approvals will be gained the new company will be operational in the summer of 1998. The newly combined company will be called Sempra Energy.

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	Richard D. Farman, president and chief operating officer of
Pacific Enterprises, will become chairman and chief executive officer of Sempra Energy; and Baum will become Sempra Energy's vice chairman, president and chief operating officer. Baum will become CEO of Sempra Energy two years after the effective date of the merger, and will add the title of chairman by September 2000, when Farman retires. Felsinger will become president and the principal executive officer of the unregulated businesses of Sempra Energy and Warren Mitchell, president of Southern
California Gas Company, will become president and the principal executive officer of the new company's regulated operations, both reporting to the new Office of the Chairman which will consist of Farman and Baum.
	Enova Corporation (NYSE ENA), based in San Diego, is a leading energy management company providing electricity, gas and value-added products and services in the United States and Mexico. Enova is the parent company of San Diego Gas & Electric Company (SDG&E) and six other U.S.-based subsidiaries -- Enova Energy, Enova International, Enova Technologies, Enova Financial, Califia and Pacific Diversified Capital. SDG&E has 1.2 million electric meters and 715,000 natural gas meters, serving 3 million consumers in San Diego and southern Orange counties.

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